Exhibit 8.1

March 19, 2021

Anheuser-Busch InBev Finance Inc.,

250 Park Avenue,

New York, NY 10177.

Anheuser-Busch InBev Worldwide Inc.,

One Busch Place,

St. Louis, MO 63118.

Ladies and Gentlemen:

We have acted as United States federal income tax counsel to Anheuser-Busch InBev Finance Inc. and Anheuser-Busch InBev Worldwide Inc. (together, the “Issuers”) and Anheuser-Busch InBev SA/NV (the “Parent Guarantor”) in connection with the registration under the Securities Act of 1933 (the “Act”) by the Issuers of an unspecified aggregate initial offering price or principal amount of debt securities fully and unconditionally guaranteed by the Parent Guarantor and certain other subsidiaries of the Parent Guarantor. We hereby confirm to you that the statements of United States tax law set forth under the heading “Tax Considerations–United States Taxation” in the Registration Statement on Form F-3 (“Registration Statement”), dated as of the date hereof, are accurate in all material respects.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Tax Considerations– United States Taxation.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP